As filed with the U.S. Securities and Exchange Commission on March 13, 2009
Registration No. 333-82453

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ROBERTS REALTY INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-2122873
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
(770) 394-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Charles S. Roberts
Chief Executive Officer and President
Roberts Realty Investors, Inc.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
(770) 394-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Charles D. Vaughn, Esq.
Nelson Mullins Riley & Scarborough LLP
201 17th Street NW
Suite 1700
Atlanta, Georgia 30363
Tel (404) 322-6000
Fax (404) 322-6050
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this amendment, provided that offers and sales may continue to be made under the currently effective registration statement on Form S-3 until this amendment becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class of		Maximum	Proposed Maximum
Securities	Amount to Be	Offering Price	Aggregate	Amount of
to Be Registered	Registered	Per Share	Offering Price	Registration Fee
Common Stock	1,444,578 (1)	$7.75 (2)	$11,195,479.50 (2)	$5,933.04 (3)
Common Stock	1,150,500 (4)(5)	$0.95 (6)	$1,092,975.00 (6)	$0.00 (7)

(1)	Represents the remaining number of shares of common stock covered by the Registration Statement on Form S-3 (No. 333-82453) filed on July 8, 1999, which became effective on August 2, 1999, relating to the issuance of up to 2,753,787 shares of common stock that we may issue from time to time to unitholders in Roberts Properties Residential, L.P. in exchange for their units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on a per share price of $7.75, the average of the high and low sales prices of our common stock as reported on the American Stock Exchange on July 2, 1999.

(3)	The registration fee was previously paid in connection with filing of the Registration Statement on Form S-3 (No. 333-82453) on July 8, 1999.

(4)	Represents the number of additional shares of common stock we are registering under this post-effective amendment to the Registration Statement on Form S-3 (No. 333-82453) pursuant to Rule 416 to cover additional shares of common stock that we may issue to unitholders from time to time in exchange for their units based on an adjusted conversion factor that reflects our recent declaration of a special stock distribution of 0.647 of a share for each outstanding share, which distribution was paid on January 29, 2009 to shareholders of record at the close of business on December 29, 2008.

(5)	Pursuant to Rule 416, this registration statement shall also cover any additional shares of common stock which we may issue from time to time to prevent dilution from stock splits, stock dividends or similar transactions.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on a per share price of $0.95, the average of the high and low sales prices of our common stock as reported on the NYSE Alternext US (formerly the American Stock Exchange) on January 27, 2009.

(7)	Pursuant to Rule 416 and based on Section B.75 of the Manual of Publicly Available Telephone Interpretations of the SEC’s Division of Corporation Finance, no additional registration fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 13, 2009
Prospectus
ROBERTS REALTY INVESTORS, INC.
2,595,078 Shares of Common Stock

     Roberts Realty Investors, Inc. develops, owns and operates real estate assets for lease as a self-administered, self-managed equity real estate investment trust, or REIT. We conduct our business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. The operating partnership, either directly or through one of its wholly owned subsidiaries, owns all of our properties. We own a controlling interest in the operating partnership and are its sole general partner. We expect to continue to conduct our business in this organizational structure.
     The operating partnership issued units of partnership interest in our formation and in acquiring various entities that owned multifamily residential apartment communities and a property management company. Limited partners in the operating partnership have the right to exchange their units for shares of our common stock based on a conversion factor, as provided in the agreement of limited partnership of the operating partnership. This prospectus covers issuance of up to 2,595,078 shares that we may issue from time to time to those limited partners in exchange for their units. The registration of these shares does not necessarily mean that the limited partners will decide to exchange their units for shares.
     We will not receive any consideration when we issue shares of our common stock in exchange for units. We have agreed to pay all expenses of effecting the registration of the shares offered herein pursuant to the registration statement under the Securities Act of 1933, as amended.
     To ensure that we maintain our qualification as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended, our articles of incorporation, as amended, limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, subject to certain exceptions.
     Our common stock is listed on the NYSE Alternext US (formerly the American Stock Exchange) under the symbol “RPI.” On January 27, 2009, the last reported sale price of our common stock, as reported on the NYSE Alternext US, was $0.95 per share. This price reflects the distribution our board of directors declared on December 18, 2008 in the aggregate amount of $9,058,000, or $1.56 per share, which was paid on January 29, 2009 in a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share, to shareholders of record at the close of business on December 29, 2008. Shareholders of record will receive 0.647 shares of common stock for each share of common stock they owned on the record date.
     See “Risk Factors” beginning on page 5 of this prospectus for a description of certain factors that you should consider in deciding whether to exchange your units for shares.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2009.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of the prospectus, regardless of the time of the delivery of this prospectus or any issuance of securities thereunder. Since the date of the prospectus contained in this registration statement, our business, financial condition, results of operations and prospects may have changed.

PROSPECTUS SUMMARY
     The following summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should pay special attention to the “Risk Factors” section of this prospectus. We encourage you to read this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” in its entirety. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. If information in these subsequent filings or amendments is inconsistent with this prospectus, the information incorporated by reference or included in the subsequent amendment will supersede the information in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.
     In this prospectus, the terms such as “Roberts Realty,” “we,” “us” or “our” refer to Roberts Realty Investors, Inc. The term “operating partnership” refers to Roberts Properties Residential, L.P., the limited partnership through which we conduct our business. The terms such as “unitholder,” “partner,” or “you” refer to a holder of limited partnership units in the operating partnership.
Roberts Realty Investors, Inc.
     Roberts Realty Investors, Inc. is a Georgia corporation formed in July 1994. We develop, own and operate real estate assets for lease as a self-administered, self-managed equity real estate investment trust, or REIT. We conduct our business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. The operating partnership, either directly or through one of its wholly owned subsidiaries, owns all of our properties. At January 26, 2009, we owned a 80.95% interest in the operating partnership and are its sole general partner. This organizational structure is sometimes called an “umbrella partnership” or “UPREIT.”
     We expect to continue to conduct our business in this organizational structure and continue to qualify as a REIT for federal income tax purposes. A REIT is a legal entity that holds real estate interests and, through its payment of distributions, is able to reduce or avoid incurring federal income tax at the corporate level. This structure allows shareholders to participate in real estate investments without the “double taxation” of income — i.e., at both the corporate and shareholder levels — that generally results from an investment in shares of a corporation. To maintain our qualification as a REIT, we must, among other things, distribute annually to our shareholders at least 90% of our taxable income.
     At January 27, 2009, we owned the following real estate assets, all of which are located in the north Atlanta metropolitan area:
•	five tracts of undeveloped land totaling 104 acres in various phases of development and construction (Northridge, Sawmill Village, Peachtree Parkway, North Springs and Highway 20);

•	three neighborhood retail centers totaling 94,337 square feet (Bassett and Spectrum, both located near the Mall of Georgia, and the Addison Place Shops);

•	a commercial office building totaling 37,864 square feet that is in its lease-up phase, part of which serves as our corporate headquarters (Northridge Office Building);

•	a 62,323 square foot retail center held for redevelopment (Grand Pavilion Retail center); and

•	a tract of undeveloped land totaling 44 acres that we hold for investment (Westside).
     We will not receive any proceeds from issuing shares to unitholders in exchange for their units, or from their sale of those shares if they elect to do so.
     Our executive offices are located at 450 Northridge Parkway, Suite 302, Sandy Springs, Georgia 30350, and our telephone number is (770) 394-6000.

Purpose of This Prospectus
     This prospectus is part of a registration statement which we filed with the Securities and Exchange Commission, or SEC, to cover issuance of up to 2,595,078 shares of common stock that we may issue from time to time to unitholders in exchange for their units. For more information regarding the applicable ratio (the “Conversion Factor”) that determines how many shares unitholders will receive in exchange for their units, please see section entitled “Description of Units and Exchange of Units” below.
     In this prospectus, we sometimes refer to unitholders directly as “you.” This prospectus is the legal document that offers the shares to you and explains how you can exchange your units for shares if you choose to do so. Once you have exchanged your units and receive either certificated or uncertificated shares of common stock, you can instruct your stockbroker to sell or hold those shares in your account in “street name” just like the shares of any other public company.
How to Exchange Your Units for Shares
     You may exchange your units for shares by submitting by certified mail or overnight courier the following two items to our transfer agent, American Stock Transfer & Trust Company, Attention: Legal Transfers, at 6201 15th Avenue, Brooklyn, New York 11219:
(1)	a fully executed Notice of Redemption, which is attached as Exhibit A to this prospectus; and

(2)	a unit certificate, or certificates, if you have more than one, for the number of units you are submitting for redemption. You must sign the unit certificate or certificates on the back and have your signature medallion guaranteed by a bank or brokerage firm.
Within five days of receiving your redemption notice and signed unit certificate, our transfer agent will issue a number of certificated or uncertificated shares equal to the number of units you submitted for redemption multiplied by the then applicable Conversion Factor.
Tax Consequences of Exchanging Your Units for Shares
     Your exchange of units for shares will be a taxable transaction treated as a sale. The gain or loss you realize will depend on the value of the shares you receive, the amount of liabilities of the operating partnership associated with the units you exchange, and your tax basis in those units. Because each person’s tax basis in his or her units may be different, you or your tax advisor must calculate your individual tax basis in your units. Please note that we have no way of keeping track of or calculating the tax basis of any individual’s units. The tax consequences of exchanging your units for shares could be substantial, so please consult your tax advisor regarding the effects and reporting of this transaction.
     For a general discussion of important tax consequences of an exchange of units for shares, see “Material United States Federal Income Tax Considerations — Tax Consequences of Exchange of Units for Shares.”
Tax Consequences of Selling the Shares You Receive in Exchange for Your Units
     If you choose to sell the shares you receive in exchange for your units, the transaction will be a taxable event treated as a sale. Your proceeds will be equal to the amount of cash you receive. The gain or loss you realize will depend on your tax basis in the shares you receive in exchange for your units. Please consult with your tax advisor regarding the effects and reporting of this transaction. Also, please note that we have no way of keeping track of or calculating the tax basis of any individual’s shares.
Tax Reporting Forms You Will Receive If You Exchange Your Units for Shares
     You will receive a Schedule K-1 for the period of time during the tax year in which you held your units. You will also receive a Form 1099-DIV if you receive any dividends while you hold the shares you received in exchange for your units. If you sell your shares, you will receive a Form 1099-B reporting the sale.

RISK FACTORS
     In addition to the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other information included or incorporated by reference in this prospectus, you should consider carefully the following risk factors before making a decision to exchange your units for shares offered by this prospectus. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any prospectus supplement or post-effective amendment we may file or in other reports we file with the SEC in the future. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.
Special Considerations Applicable to Unitholders Exchanging Units for Shares
     If you exchange your units for shares, you may incur adverse tax consequences.
     The exercise of your right to exchange of units for shares will be treated for tax purposes as a sale of your units. This sale will be fully taxable to you, and you will be treated as realizing for tax purposes an amount equal to the value of the shares received in the exchange plus the amount of any operating partnership liabilities allocable to the exchanged units at the time of your exchange, less your tax basis in the units. Depending upon your particular circumstances, it is possible that the amount of gain recognized or even the tax liability resulting from that gain could exceed the value of the shares you received. See “Material United States Federal Income Tax Considerations — Tax Consequences of Exchange of Units for Shares.”
     An investment in our common stock is different from an investment in units in the operating partnership.
     If you exercise your right to exchange units for shares, you will become our shareholder rather than a holder of units in the operating partnership. Although the nature of an investment in shares of common stock is substantially equivalent economically to an investment in units in the operating partnership, there are some differences between ownership of units and ownership of common stock. These differences, some of which may be material to you, include form of organization, investment objectives, policies and restrictions, management structure, and investor rights. These differences are further discussed in “Comparison of Ownership of Units and Shares.”
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The words “expect,” “estimate,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements.
     Some of the forward-looking statements relate to our intent, belief or expectations regarding our strategies and plans, including development and construction of new multifamily apartment communities and the possible sale of properties, and the ways we may finance our future development and construction activities. Other forward-looking statements relate to the trends affecting our financial condition and results of operations, our anticipated capital needs and expenditures, and how we may address these needs. These statements involve risks, uncertainties and assumptions, including industry and economic conditions, competition and other factors discussed in this prospectus and other reports and filings with the SEC incorporated by reference in this prospectus. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those that are anticipated in the forward-looking statements. For a description of some of the important factors that may affect actual outcomes, please see the factors set forth in sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as well as other sections included or documents incorporated by reference into this prospectus.

     For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the information incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
USE OF PROCEEDS
     We will not receive any cash consideration when we issue shares of common stock to unitholders in exchange for their units. Also, we will neither receive any of the proceeds when the unitholders sell those shares nor pay any underwriting discount or selling commission. However, our ownership interest in the operating partnership will increase when we issue shares of common stock to the unitholders in exchange for their units. We will pay all expenses incurred to register the shares of common stock offered by this prospectus.

DESCRIPTION OF UNITS AND EXCHANGE OF UNITS
     We describe below the material terms of the units, including a summary of certain provisions of the agreement of limited partnership of the operating partnership, as amended (the “operating partnership agreement”). The following description of the terms and provisions of the units and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the operating partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “The Operating Partnership Agreement” below.
General
     Unitholders may, within limitations, require the operating partnership to redeem all or a portion of their units. Unitholders may exercise this redemption right by delivering a redemption notice to our transfer agent. The form of the redemption notice is included as Exhibit A to this prospectus. When units are submitted for redemption, we have the right either (a) to cause the operating partnership to redeem those units for cash at their fair market value, based upon the then current trading price of the shares, or (b) to purchase those units ourselves, either for cash or for a number of shares equal to the number of units submitted for redemption multiplied by the then applicable Conversion Factor.
     We have adopted a policy of satisfying redemption notices by exchanging units for shares. We will not receive any cash consideration from issuing shares in exchange for units. After exchanging units for shares, a unitholder will be a shareholder of Roberts Realty and will be entitled to receive dividends on the shares instead of distributions on the redeemed units.
     We also have the right, at our election, to purchase all outstanding units from unitholders in exchange for shares. The conditions that apply to unitholders’ redemption right also apply to our right to purchase units.
     Ownership Limit. To protect our qualification as a REIT, our articles of incorporation, as amended, limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Charles S. Roberts, our CEO, can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future (other than by exchanging the units the shareholder owned on that date for shares). The ownership limit will apply when a unitholder elects to exchange his or her units for shares. For example, if exchanging units would cause a unitholder to exceed the applicable ownership limit (other than by exchanging units the unitholder owned on July 22, 2004 as explained above), the unitholder will receive cash to the extent required to bring him or her within this ownership limit. For more information regarding the ownership limit, please see “Description of Common Stock” below.
     Conversion Factor. The number of shares a unitholder will receive in exchange for units depends on the then applicable Conversion Factor as provided in the operating partnership agreement. The operating partnership agreement provides that the Conversion Factor shall be 1, subject to certain antidilution adjustments that will apply if we:
•	declare or pay a dividend on our outstanding shares in Roberts Realty common stock or make a distribution to all holders of our outstanding shares in Roberts Realty common stock;

•	subdivide our outstanding shares;

•	combine our outstanding shares into a smaller number.
     If such a dividend, distribution, subdivision or combination occurs as noted above, the operating partnership agreement provides that the Conversion Factor will be adjusted by multiplying the Conversion Factor (originally 1) by a fraction:
•	the numerator of which shall be the number of Roberts Realty shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time); and

•	the denominator of which shall be the actual number of Roberts Realty shares (determined without the foregoing assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination.
The adjustment to the Conversion Factor becomes effective immediately after the effective date of the triggering event retroactive to the record date.
     On December 18, 2008, our board of directors declared a distribution of $9,058,000, or $1.56 per share, to our shareholders. The distribution was paid on January 29, 2009, in a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share, to shareholders of record at the close of business on December 29, 2008. Shareholders of record received 0.647 shares of common stock for each share of common stock they owned on the record date. As a result of the stock portion of the dividend, the Conversion Factor is 1.647 as of the date of this prospectus, which means that if you submit units for redemption while this Conversion Factor is in effect, you will receive 1.647 shares of our common stock for each unit you own. The Conversion Factor may be adjusted further in the future as described above.
How to Exchange Units for Shares
     A unitholder who wants to exchange his or her units must submit by certified mail or overnight courier the following two items to our transfer agent, American Stock Transfer & Trust Company, Attention: Legal Transfers, at 6201 15th Avenue, Brooklyn, New York 11219:
(1)	a fully executed Notice of Redemption, which is attached as Exhibit A to this prospectus; and

(2)	a unit certificate, or certificates, if you have more than one, for the number of units you are submitting for redemption. You must sign the unit certificate or certificates on the back and have your signature medallion guaranteed by a bank or brokerage firm.
Within five days of receiving your redemption notice and signed unit certificate, our transfer agent will issue a number of certificated or uncertificated shares equal to the number of units you submitted for redemption multiplied by the then applicable Conversion Factor.
     To simplify the redemption process, we will instruct our transfer agent to process exchanges of units as soon as practicable instead of following the formal notice provisions of the operating partnership agreement. Our transfer agent will issue new certificated or uncertificated shares to the person who submitted the units for redemption. Accordingly, a unitholder who seeks to exchange units and who does not ask us to follow the formal notice period procedures may not revoke his or her redemption notice.
Registration Rights
     Under the operating partnership agreement, we are obligated, as a condition to unitholders’ right to require redemption of their units, to list shares of our common stock on a national securities exchange and register the shares with the SEC under the Securities Act of 1933, as amended. To fulfill that obligation, we have listed the shares on the NYSE Alternext US (formerly the American Stock Exchange) and registered the shares covered by this prospectus with the SEC. We are obligated to use reasonable efforts to maintain this listing and the registration of the shares under the Securities Act of 1933, as amended, until all units are either redeemed by unitholders or purchased by us.
Tax Consequences of Exchanging Units for Shares
     For a general discussion of the tax consequences of exchanging units for shares, see “Material United States Federal Income Tax Considerations — Tax Consequences of Exchange of Units for Shares.”

DESCRIPTION OF COMMON STOCK
     The following description sets forth the general terms of our common stock that we may issue upon exchange of units. This description and the description contained in any documents incorporated by reference in this prospectus are not complete and are subject to and qualified in their entirety by reference to our articles of incorporation, as amended, and bylaws, as amended, each of which we will make available upon request. See “Where You Can Find More Information” below.
General
     Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value per share. As of January 26, 2009, we had 6,139,642 common shares outstanding and no preferred shares outstanding.
Common Stock
     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Neither our articles of incorporation nor our bylaws provide for cumulative voting for the election of directors. After we satisfy the prior rights of any series of preferred stock that we may issue, holders of outstanding common stock are entitled to receive, pro rata, distributions declared by our board of directors out of funds legally available for distribution, and any other distributions we may make to our shareholders. We depend on distributions we receive from the operating partnership to fund the distributions we make to our shareholders.
     There are no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on payment of distributions to shareholders.
     Shareholders do not have any preemptive rights or other rights to subscribe for additional shares.
Preferred Stock
     Under our articles of incorporation, the board of directors may issue, without shareholder approval or action, shares of preferred stock of one or more series, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as the board of directors may determine from time to time.
Classification and Removal of the Board of Directors
     Our articles of incorporation provide for the board of directors to be divided into three classes of directors, with each class consisting as nearly as possible of an equal number of directors. At each annual meeting of shareholders, the class of directors to be elected at that meeting is elected for a three-year term, and the directors in the other two classes continue in office. Because shareholders have no right to cumulative voting for the election of directors, the holders of a majority of the outstanding shares are able to elect all of the successors to the class of directors whose term expires at each annual meeting of shareholders.
     Our articles of incorporation also provide that, except for any directors who may be elected by holders of a class or series of stock other than the common stock, directors may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors. Vacancies on the board of directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors is required to amend, alter, change, repeal or adopt any provisions inconsistent with those classified board and director removal provisions. These provisions may make it more difficult and time-consuming to change majority control of our board of directors, which may have the effect of discouraging unsolicited proposals for a takeover of us or the removal of incumbent management.

Special Meetings
     Under our bylaws, special meetings of the shareholders may be called only by shareholders holding outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any special meeting.
Advance Notice of Director Nominations and New Business
     Our bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (a) by or at the direction of the board of directors, or (b) by a shareholder who has complied with the advance notice procedures in the bylaws. In addition, with respect to any meeting of shareholders, nominations of directors may be made only (a) by or at the direction of the board of directors, or (b) by any of our shareholders who are entitled to vote at the meeting and who have complied with the advance notice provisions in the bylaws.
Management Liability
     Our articles of incorporation limit the personal liability of a director to us or our shareholders for monetary damage for breaches of the director’s duty of care or other duties as a director. See “Comparison of Ownership of Units and Shares — Management Liability — Roberts Realty” for additional information regarding limitations on management liability.
Anti-Takeover Provisions
     Our articles of incorporation and bylaws contain a number of provisions that might have the effect of entrenching current management and delaying or discouraging a hostile takeover of us. These provisions include the following:
     Issuance of Preferred Stock. The board of directors has the power to issue up to 20,000,000 shares of preferred stock, in one or more classes or series and with rights and preferences as the board may determine, all without shareholder approval. Because the board has the power to establish the preferences and rights of each class or series of preferred stock, it may give preferences, powers and rights to any series or class of preferred stock that are senior to the common stock. The board has no present plans to issue any shares of preferred stock.
     Restrictions on Transfer — Ownership Limits. Our articles of incorporation limit the number of shares of common stock that individual shareholders may own. For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), as a general matter no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals. The common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
     To ensure that we maintain our qualification as a REIT, our articles of incorporation limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Charles S. Roberts, our CEO, can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future (other than by exchanging the units the shareholder owned on that date for shares).
     If any shareholder tries to transfer shares to a person and either the transfer would result in our failure to qualify as a REIT, or the shareholder knows that the transfer would cause the transferee to hold more than the applicable ownership limit, the transfer will be void, and the shareholder will be deemed not to have transferred the shares. In addition, if any person holds shares in excess of the applicable limit, he or she:
•	will be deemed to hold for us in trust the shares that caused the limit to be exceeded;

•	will not receive dividends or distributions on those shares;

•	will not be entitled to vote those shares; and

•	will be required to sell those shares to us.
     Although those restrictions on transfer are intended only to ensure compliance with the REIT requirements under the Code, they may have the effect of discouraging a takeover of us.
     Supermajority Voting Requirements. Our articles of incorporation provide that no transaction of a fundamental nature, including mergers in which we are not the survivor, share exchanges, consolidations, or sale of all or substantially all of our assets, may be effectuated without the affirmative vote of at least 75% of the votes entitled to vote generally on the matter. Similarly, the articles of incorporation may not be amended (except for a few limited matters) without the affirmative vote of at least 75% of the votes entitled to be voted generally in the election of directors. Our bylaws may be amended by either the affirmative vote of 75% of all shares outstanding and entitled to vote generally in the election of the directors, or the affirmative vote of a majority of our directors then holding office, unless the shareholders prescribed that the bylaws may not be amended or repealed by the board.
     Georgia Anti-Takeover Statutes. The Georgia Business Corporation Code generally restricts a company from entering into business combinations with an interested shareholder or an affiliate of an interested shareholder for a period of five years after the date the shareholder became an interested shareholder, unless one of the conditions summarized below are met. An “interested shareholder” is any person or entity that is the beneficial owner of at least 10% of the company’s voting stock. The conditions are:
•	before the shareholder became an interested shareholder, the company’s board of directors approved either the business combination or transaction which resulted in the shareholder becoming an interested shareholder;

•	the interested shareholder acquires 90% of the company’s voting stock in the same transaction in which it exceeds 10%; or

•	after becoming an interested shareholder, the shareholder acquires 90% of the company’s voting stock and the holders of a majority of the voting stock approve the business combination.
     The Georgia Code states that the above restrictions will not apply unless the company’s bylaws specifically provide that these restrictions are applicable to the company. We have not elected to be covered by this statute, but we could do so by action of the board of directors at any time.
     The Georgia Code also imposes fair price and other procedural requirements on some business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, some Georgia corporations. The statute will apply to a company only if it elects to be covered by the restrictions imposed by these statutes. We have not elected to be covered by this statute, but we could do so by action of our board of directors at any time.
     Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. Our classified board may make it more difficult for shareholders to cause a change in control of the board or to remove incumbent management, because the term of office of only one-third of the directors expires in a given year. Further, directors elected by the holders of common stock may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors.
Voting Rights
     Shareholders are entitled to elect our board of directors at each annual meeting, although the board is separated into three separate classes as noted above.
     Our articles of incorporation provide that the affirmative vote of 75% of all of the votes entitled to be cast on the matter is necessary to approve and authorize the following acts:
•	amendment of the articles of incorporation, except to amend the articles to terminate our status as a REIT upon approval of a majority of all of the votes entitled to be cast on the matter, to change our name, to increase the number of authorized shares of common stock or preferred stock or both, or to amend the articles by the filing of articles of amendment designating the terms of one or more series of the preferred stock, which the board may do without a shareholder vote;

•	consolidation of Roberts Realty with one or more companies to form a new consolidated company;

•	our merger into another company, with Roberts Realty not being the survivor;

•	a share exchange in which our shares will be acquired;

•	sale, lease, exchange or other transfer of all, or substantially all, of our property and assets, including our goodwill and franchises; or

•	our voluntary or involuntary liquidation, dissolution or winding-up.
Transfer Agent
     Our transfer agent is American Stock Transfer & Trust Company.

THE OPERATING PARTNERSHIP AGREEMENT
     The material terms of the operating partnership agreement are set forth below. The following description of the terms and provisions of the units and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the operating partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
General
     Roberts Realty and the operating partnership are organized in an “UPREIT” structure, with Roberts Realty owning a controlling interest in the operating partnership as its sole general partner. This section explains some material features of the operating partnership agreement. See “Description of Units and Exchange of Units” and “Comparison of Ownership of Units and Shares” for additional information regarding the operating partnership and the units.
Distributions and Allocations
     The operating partnership makes distributions to all unitholders in proportion to the respective numbers of units they hold. The operating partnership makes these distributions only as and when determined by us as general partner of the operating partnership. From time to time, we cause the operating partnership to make distributions to us and to the other unitholders in the operating partnership, in part because we must obtain funds to make the distributions we must make to qualify as a REIT. The operating partnership generally allocates its items of income, gain, loss, deduction and credit among all unitholders in proportion to the respective numbers of units they hold.
     As noted below, the operating partnership has issued interests in itself which are not units, and it may issue additional such interests. Distributions and allocations to unitholders will be adjusted to reflect distributions and allocations to the holders of such other interests.
Contributions
     The operating partnership agreement does not require contributions from the operating partnership’s partners. Under some circumstances, however, the operating partnership may be required to make payments to tax authorities as, in effect, advance payments of tax for its partners. In that event, the affected partners will be required to reimburse the operating partnership for those payments, unless, as we believe will typically be the case, the operating partnership withholds those amounts from distributions that would otherwise be made to the affected partners.
Management
     The operating partnership was organized as a Georgia limited partnership and is governed by the operating partnership agreement. As the sole general partner of the operating partnership, we have the exclusive power and authority to conduct the business of the operating partnership. Accordingly, the limited partners may not, by virtue of being holders of units, take part in the operation, management or control of the business of the operating partnership and, except as described below, they have no right to approve or veto actions taken by us. In particular, we, as general partner of the operating partnership, are authorized to cause the operating partnership to refinance and/or to sell or otherwise dispose of any or all of the operating partnership’s assets without obtaining the consent or approval of any limited partner. The limited partners may not remove us as general partner of the operating partnership. We do not and will not receive any compensation for our services as general partner of the operating partnership.
     In our capacity as general partner of the operating partnership, we are required to act as a fiduciary for the limited partners. At the same time, we owe fiduciary duties to our shareholders. In some circumstances, our duties to our shareholders will conflict with our duties to the limited partners. For example, we intend to continue to qualify as a REIT, and our tax objectives may on occasion differ from the tax objectives of limited partners in the operating partnership. In general, potential conflicts are expected to be resolved in favor of our shareholders, and the operating partnership agreement includes provisions authorizing that resolution.

     As general partner of the operating partnership, we must act in good faith in the best interest of the operating partnership. In assessing whether any of our actions meet that standard, however, we are not required to consider the limited partners’ separate interests, including those related to tax issues. The operating partnership agreement also provides that any action we take will be considered to meet those standards if we take it in the good faith belief that it is necessary to protect our ability to continue to qualify as a REIT or to avoid the taxes that may be assessed on REITs in some circumstances.
Issuance of Additional Interests in the Operating Partnership
     We are authorized to cause the operating partnership from time to time to issue additional units or other interests in the operating partnership, including interests with economic and control rights different from and preferential to corresponding rights associated with units. However, the operating partnership cannot issue additional units or other interests in the operating partnership to us unless either (a) the additional units or other interests are issued to all partners in proportion to their respective ownership percentages (i.e., at least initially, the respective percentages which the number of units held by each partner bears to the total of all outstanding units), or (b) the additional units or other interests are issued at the same time as an issuance by us of shares of our own stock with economic interests that are substantially similar to the rights of the additional interests in the operating partnership, and the net proceeds of the issuance of the shares are contributed to the operating partnership. We presently do not contemplate issuing any additional interests in the operating partnership.
Roberts Realty’s Right to Convert Interests in the Operating Partnership
     The operating partnership agreement provides that we are entitled, at any time and from time to time, to convert portions of our interest in the operating partnership from general partner interests to limited partner interests, if, immediately thereafter, we continue to hold, as general partner, either (a) interests in the operating partnership having aggregate value at least equal to 25% of the aggregate value of all outstanding interests in the operating partnership, or (b) at least 25% of all outstanding units and of all other classes and series of interests in the operating partnership.
Transferability of Interests in the Operating Partnership
     The operating partnership agreement provides that we may not transfer any of our general partner interests in the operating partnership without the consent of both (a) a majority in interest of the limited partners including us, to the extent of our limited partner interest in the operating partnership, and (b) a majority in interest of all limited partners other than us and our affiliates. The operating partnership agreement also provides that no limited partner will be entitled, without our consent, to assign or otherwise transfer all or any portion of his or her units, or to substitute an assignee for himself or herself as partner in the operating partnership. If an assignment of an interest in the operating partnership, but not full substitution, is permitted, the assignee will be entitled to receive only the distributions from the operating partnership that would otherwise be made to the assignor.
Inability of Roberts Realty to Engage in Other Businesses and Reimbursement of All Expenses
     While the operating partnership is in existence, we may not conduct any business other than the business of the operating partnership, and may not own assets other than our interests in the operating partnership and bank accounts and similar assets necessary for us to fulfill our responsibilities. As a corollary to this restriction, the operating partnership pays all expenses we incur, including expenses relating to (a) our ongoing administration and operation; (b) the ongoing administration and operation of the operating partnership; and (c) any offering of additional units or shares or other interests in the operating partnership or us. Other persons — including our officers, directors, employees, agents and other affiliates — are not prohibited under the operating partnership agreement from engaging in other business activities and are not required to present any business opportunities to the operating partnership.

Borrowing by the Operating Partnership
     The operating partnership agreement authorizes us to cause the operating partnership to borrow money and to issue and guarantee debt as we deem necessary for the operating partnership to conduct its activities. Debt may be secured by mortgages, deeds of trust, liens or encumbrances on the real estate assets of the operating partnership or of organizations in which the operating partnership has direct or indirect interests. We also may cause the operating partnership to borrow money to enable the operating partnership to make distributions in an amount sufficient to permit us to qualify as a REIT and to avoid the payment of federal income tax.
No Withdrawal by Limited Partners
     No limited partner has the right to withdraw from the operating partnership or reduce his or her investment or interest in the operating partnership except as a result of the redemption of his or her units, as described above under “Description of Units and Exchange of Units.”
Dissolution, Winding Up and Termination
     The operating partnership will continue until December 31, 2093, unless sooner dissolved and terminated. The operating partnership will be dissolved before the expiration of its term upon the occurrence of the earliest of:
•	any event following which all or substantially all of the assets of the operating partnership consist of cash and other assets which are readily marketable in an established active market;

•	any event or circumstances producing dissolution by operation of law;

•	the decision by us, with the concurrence of a majority in interest of the limited partners, including us, to the extent of our limited partner interest in the operating partnership, that it would be in the best interest of the operating partnership to dissolve; or

•	the liquidation or bankruptcy of us, or of our retirement or resignation which would itself constitute a breach of the operating partnership agreement, or of any other event of withdrawal by us as general partner (which we refer to below in any case as a “disqualification”), other than a permitted transfer by us of our interest as general partner in the operating partnership, unless, within 90 days following the disqualification, (a) at least (x) a majority in interest of the partners other than us and our affiliates, and (y) a majority in interest of all partners, agree in writing to continue the operating partnership; and (b) at least a majority in interest of the partners other than us and our affiliates, and one or more new general partners, all acting in good faith, agree on the appointment of the new general partner(s) and the terms on which the operating partnership is to be continued.
     In the event of our “disqualification,” we will retain our units and become a limited partner in the operating partnership.
     Following dissolution, in the absence of reconstitution, the operating partnership’s “liquidating partners” will proceed with the orderly liquidation of the operating partnership’s assets and liabilities and, eventually, termination of the operating partnership. The “liquidating partners” will be the general partners, or, if there are then no general partners, the operating partnership’s limited partners, acting by concurrence of a majority in interest, including, if applicable, us to the extent of our interest as a limited partner in the operating partnership. If we are then, as now, the only general partner of the operating partnership, we will act alone as the liquidating partner.
Amendments
     Generally, the operating partnership agreement can be amended only with our consent and the consent of a majority in interest of the limited partners including us to the extent of our limited partner interest in the operating partnership. Any amendment which would increase the obligation of a partner to contribute to the operating partnership or the responsibility of a limited partner, in its capacity as a limited partner, for liabilities of the operating partnership will also require the written approval of all partners so affected. No requirement in the operating partnership agreement for the concurrence of any partner or partners or particularly-sized group of partners can be altered except with the written concurrence of the affected partner, partners, or particularly-sized group.

     Although approval of limited partners is generally required to amend the operating partnership agreement, we can unilaterally amend the operating partnership agreement to facilitate or implement any of the following:
•	to add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners, without producing a material adverse impact on the limited partners;

•	to state the designations, rights, powers, duties, and preferences of the holders of additional interests in the operating partnership, other than units;

•	to reflect a change that is of an inconsequential nature, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with law or with other provisions, or to make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with law or with the provisions of the operating partnership agreement, in any case without producing a material adverse impact on the limited partners; or

•	to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law, without producing a material adverse impact on the limited partners.

COMPARISON OF OWNERSHIP OF UNITS AND SHARES
Introduction
     The information below highlights a number of the significant differences between the operating partnership and Roberts Realty relating to, among other things, form of organization, investment objectives, policies and restrictions, management structure, and investor rights. This section also compares some of the legal rights associated with the ownership of units and shares. These comparisons are intended to assist unitholders in understanding how their investments will be changed if they elect to demand redemption of their units and receive shares in exchange. This discussion is summary in nature and does not constitute a complete discussion of these matters, and unitholders should carefully review the balance of this prospectus for additional important information about Roberts Realty.
Form of Organization
     The Operating Partnership. The operating partnership is a limited partnership organized under Georgia law for the purpose of developing, owning and operating real estate assets for lease. The termination date of the operating partnership is December 31, 2093. The operating partnership is taxed as a partnership for federal income tax purposes.
     Roberts Realty. Roberts Realty is a Georgia corporation formed for the purpose of investing, through the operating partnership, in real estate assets for lease. As a corporation, Roberts Realty may remain in existence in perpetuity. Roberts Realty qualifies and intends to continue to qualify as a REIT for federal income tax purposes.
     Summary. The operating partnership is a Georgia limited partnership, while Roberts Realty is a Georgia corporation. Both of Roberts Realty and the operating partnership are recognized as appropriate vehicles for holding real estate investments and afford passive investors benefits, including limited liability, a professionally managed portfolio and the avoidance of double-level taxation on distributed income. Roberts Realty controls the operating partnership as its general partner. In this capacity, Roberts Realty is sometimes referred to in this section as the “general partner.” Roberts Realty is governed by its board of directors. Therefore, Roberts Realty’s board of directors manages the affairs of the operating partnership by directing the affairs of Roberts Realty.
Length of Investment
     The Operating Partnership. The operating partnership is the vehicle through which Roberts Realty owns its real estate properties. The termination date of the operating partnership is December 31, 2093, and the operating partnership will dispose of its properties only as Roberts Realty deems appropriate in carrying out its operations as a REIT. Unitholders should note, however, that Roberts Realty has the right to purchase units for shares.
     Roberts Realty. Roberts Realty intends to continue its operations for an indefinite time and has no specific plans for disposition of its assets. Roberts Realty intends to distribute at least 90% of its taxable income for REIT purposes, but it may retain net sale, financing, or refinancing proceeds for new investments, capital expenditures, working capital reserves or other appropriate purposes.
     Summary. Roberts Realty does not expect to dispose of its properties within any prescribed periods. Roberts Realty may sell individual properties from time to time. It may retain the net sale proceeds of any sale of a property for future investments, although it may make distributions to shareholders and cause the operating partnership to make corresponding distributions to unitholders as it has often done in the past. Shareholders are expected to achieve liquidity for their investments by trading their shares on the NYSE Alternext US, not through the liquidation of the assets of Roberts Realty or the operating partnership.
Management Control and Responsibility
     The Operating Partnership and Roberts Realty. The board of directors has exclusive control over the business and affairs of Roberts Realty, and, through it, the operating partnership, subject only to the restrictions in the articles of incorporation, the bylaws, and the operating partnership agreement, as applicable. The operating partnership agreement, for example, authorizes the operating partnership to sell any or all of its assets without obtaining consent from any of its limited partners. Shareholders — but not unitholders unless and until they exchange their units for shares or Roberts Realty purchases their units for shares — have the right to elect members of the board of directors at each annual meeting of the shareholders. The directors are accountable to Roberts Realty as fiduciaries and are required to exercise good faith and integrity in conducting Roberts Realty’s affairs.
     Summary. Because approximately one third of Roberts Realty’s directors are elected each year by the shareholders at Roberts Realty’s annual meeting, shareholders have greater control over management of Roberts Realty than unitholders. As the general partner, Roberts Realty does not need to seek reelection annually or at any other time, and the operating partnership agreement does not provide the right to remove Roberts Realty as the general partner.
Management Liability
     The Operating Partnership. The operating partnership agreement provides that the general partner will not be liable to the operating partnership or to any other partner for any actions taken in good faith and reasonably believed to be in the best interest of the operating partnership, or for errors of judgment, but will only be liable for willful misconduct or gross negligence.
     Further, the operating partnership agreement provides that each partner in the operating partnership and the operating partnership itself releases each shareholder, director, officer, trustee, limited partner and other affiliates of Roberts Realty from all duties of care and loyalty owed, as a result of the existence of the operating partnership, by each shareholder, director, officer, trustee, limited partner and other affiliates of Roberts Realty to the partner or the operating partnership. This release may be unenforceable as against public policy.
     Roberts Realty. Roberts Realty’s articles of incorporation eliminate the personal liability of a director to Roberts Realty or its shareholders for monetary damage for breaches of the director’s duty of care or other duties as a director. The articles of incorporation, however, do not provide for the elimination of or any limitation on the personal liability of a director for:
•	any appropriation, in violation of the director’s duties, of any business opportunity of Roberts Realty;

•	acts or omissions which involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions; or

•	any transactions from which the director derived an improper personal benefit.
     The articles further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Roberts Realty’s directors shall be eliminated or limited to the fullest extent permitted by the Georgia Code. These provisions of the articles of incorporation limit the remedies available to a shareholder in the event of breaches of any director’s duties to the shareholder or Roberts Realty.
Management Indemnification
     The Operating Partnership. Under the operating partnership agreement, the operating partnership is required to indemnify any person or entity made a party to a proceeding by reason of his or its status as the general partner or as a director or officer of the operating partnership or Roberts Realty, or by reason of the person’s liability for any indebtedness of the operating partnership. In addition, Roberts Realty, as the general partner of the operating partnership, may designate other persons from time to time whether before or after the event giving rise to potential liability, in its sole and absolute discretion, to be indemnified under the provisions of the operating partnership agreement. The operating partnership is required to indemnify any person of that type from and against any and all losses, including attorneys’ fees and other legal fees and expenses, relating to the operations of the operating partnership or Roberts Realty in which the person may be or is threatened to be involved unless it is established that:
•	the act or omission of that person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.
     The operating partnership is required to pay or reimburse reasonable expenses incurred by the person upon receiving:
(a)	a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met; and

(b)	a written undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
     The operating partnership may, but is not obligated to, purchase and maintain insurance for any of these purposes.
     Roberts Realty. Roberts Realty’s officers and directors are and will be indemnified against some liabilities under Georgia law, the bylaws, and the operating partnership agreement, as described above.
     Furthermore, under Roberts Realty’s bylaws, Roberts Realty is required to indemnify to the fullest extent permitted by the Georgia Code, any individual made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of Roberts Realty and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Roberts Realty is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:
(a)	the person furnishes Roberts Realty a written affirmation of his good faith belief that he has met the standard of conduct described above; and

(b)	the person furnishes Roberts Realty a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.
     The written undertaking required by clause (b) above must be an unlimited general obligation of the person, but need not be secured, and may be accepted without reference to financial ability to make repayment. A corporation may not indemnify a director under this provision of the Georgia Code in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.
     The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Roberts Realty’s bylaws are not exclusive of any other right which any person may have under any statute, provision of Roberts Realty’s articles of incorporation or bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Roberts Realty and/or the operating partnership under the provisions described above, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti-Takeover Provisions
     The Operating Partnership. The unitholders are expressly denied the right to expel or remove Roberts Realty as the general partner of the operating partnership, with or without cause. Under Georgia law, limited partners have only the voting rights as granted in the operating partnership agreement, and the law does not require that the limited partners be given any particular voting right, including the right to vote to remove a general partner.
     Roberts Realty. The articles of incorporation and bylaws of Roberts Realty, as well as some consulting arrangements with Roberts Properties, contain a number of provisions that might have the effect of entrenching current management and delaying or discouraging a hostile takeover of Roberts Realty. These provisions include, among others, the provisions summarized under “Description of Common Stock — Anti-Takeover Provisions.”
Voting Rights
     The Operating Partnership. Roberts Realty may not transfer its general partnership interest in the operating partnership without the consent of both (a) a majority in interest of the limited partners in the operating partnership, including Roberts Realty, to the extent of its limited partnership interest in the operating partnership, and (b) a majority in interest of all limited partners in the operating partnership other than Roberts Realty and its affiliates. Roberts Realty, as general partner, may, however, convert a portion or portions of its general partnership interest in the operating partnership to limited partnership interests in the operating partnership, within limits specified in the operating partnership agreement. Also, a majority in interest of the limited partners in the operating partnership, other than Roberts Realty and its affiliates, and a majority in interest of all partners in the operating partnership, including Roberts Realty and its affiliates, may reconstitute the operating partnership within 90 days after a dissolution arising out of a liquidation or bankruptcy of Roberts Realty as general partner, or of its retirement or resignation in breach of the operating partnership agreement, or of any other event of withdrawal by Roberts Realty as general partner. If Roberts Realty as the general partner decides that it would be in the best interest of the operating partnership to dissolve, the dissolution may be effectuated only with the concurrence of a majority in interest of the limited partners of the operating partnership, including Roberts Realty to the extent of its limited partnership interest in the operating partnership.
     Except for some technical amendments that may be made by Roberts Realty as general partner without the consent or approval of the limited partners of the operating partnership, amendments to the operating partnership agreement may be made only with the approval of Roberts Realty as general partner and a majority in interest of the limited partners, including Roberts Realty to the extent of its limited partnership interest in the operating partnership. Any amendment to the operating partnership agreement that increases the obligation of any partner to contribute to the operating partnership or the responsibility of any limited partner as a limited partner for liabilities of the operating partnership shall also require the written approval of all partners so affected.
     Roberts Realty. Roberts Realty’s articles of incorporation and bylaws contain a number of provisions regarding shareholder voting rights. See “Description of Common Stock — Voting Rights” for a summary of those provisions.
     Summary. Shareholders have much broader voting rights than unitholders. Unitholders have no right to vote as shareholders of Roberts Realty until they exercise their right to exchange units for shares, or their units are purchased by Roberts Realty for shares.
Limited Liability of Investors
     Unitholders. Under the operating partnership agreement and applicable state law, the limited partners in the operating partnership are not liable for its debts and obligations. All outstanding units are fully paid and nonassessable.
     Shareholders. Under Georgia law, shareholders are not liable for Roberts Realty’s debts or obligations. All outstanding shares of common stock are, and the shares when issued will be, fully paid and nonassessable.
     Summary. The limitation on personal liability of shareholders and unitholders is substantially the same.
Review of Investor Lists
     Unitholders. Under the operating partnership agreement and under applicable provisions of Georgia law, the operating partnership is required to maintain a current list of the full name and last known business address of each partner, separately identifying in alphabetical order the general partner and the limited partners. Within reasonable procedural standards that Roberts Realty may establish as general partner, each partner in the operating partnership is allowed access to the records on reasonable request for any purpose reasonably related to the partner’s interest as a partner in the operating partnership, at any time during ordinary business hours. The partner may copy the partnership records at his own expense.

     Shareholders. Under Georgia law, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, the record of shareholders, among other corporate records, if the shareholder gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy and, in addition, only if:
•	his demand is made in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder;

•	he describes with reasonable particularity his purpose and the records he desires to inspect;

•	the records are directly connected with his purpose; and

•	the records are to be used only for the stated purpose.
Nature of Investment
     Units. The units in the operating partnership constitute equity interests entitling each unitholder to his or her pro rata share of cash distributions made to the unitholders. Under the operating partnership agreement, distributions are required from the operating partnership only as and when determined by its general partner, Roberts Realty. Because Roberts Realty must satisfy distribution requirements to qualify as a REIT, it may cause the operating partnership to make distributions to its unitholders, including itself, to obtain funds to satisfy those distribution requirements.
     Shares. The shares constitute equity interests in Roberts Realty. Each shareholder is entitled to his pro rata share of the distributions paid with respect to the common stock. The distributions payable to the shareholders are not fixed in amount and are only paid when declared by the board of directors. Roberts Realty has not paid regular quarterly distributions since the third quarter of 2001 and has no plans to resume paying regular quarterly distributions for the foreseeable future. Roberts Realty will make distributions, however, to the extent required to maintain its status as a REIT for federal income tax purposes. To qualify as a REIT, Roberts Realty must distribute annually at least 90% of its taxable income to its shareholders.
Liquidity
     Units. The units may not be transferred, nor may any transferee become a substitute limited partner unless, among other things, the proposed transfer and/or substitution is approved by the general partner, who may grant or withhold its consent in its absolute discretion. Roberts Realty does not intend for the units to be actively traded, and no secondary market for the units exists or is expected to develop. Unitholders have the right to exchange their units for shares of our common stock based on a conversion factor, as provided in the operating partnership agreement.
     Shares. The shares are listed on the NYSE Alternext US. Relatively few shares are traded on any given day, however, and we cannot assure you that the trading market will be sustained or that you can resell the shares you receive in exchange for your units at any given price. With these caveats, shareholders can presently liquidate their shares by selling them into the public market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Introduction
     We provide below a general summary of the material United States federal income tax considerations associated with exchanges of units for shares and, more generally, investments in our shares. The following discussion is based on current law, is for general information purposes only, is not exhaustive of all possible tax considerations and does not constitute tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations under them, each as in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot provide any assurances that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service (the “IRS”), or if challenged, that they will be sustained by a court. Also, this summary does not deal with all tax aspects that might be relevant to a particular investor in light of his or her personal circumstances. For example, this summary does not deal with any unique tax issues of our shareholders that may receive special treatment under the Code, including, but not limited to: tax-exempt organizations, foreign individuals or entities, insurance companies, financial institutions, broker-dealers, pension plans, S corporations and partnerships. This summary also does not address any state, local, foreign or alternative minimum tax consequences of ownership of our common stock or of our election to be taxed as a REIT.
     The Code provisions governing the federal income tax treatment of REITs and partnerships are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under them, and administrative and judicial interpretations of them. Federal income tax law is constantly subject to change as a result of new legislation, new regulations, and new administrative and judicial interpretations and pronouncements. All tax matters affecting us, the operating partnership, and/or our shareholders are and will be subject to change. Because an investment in us or the operating partnership may be a long-term investment, and because federal income tax considerations are of particular importance in the case of investments in REITs and partnerships, unitholders should consider carefully their exposure to the inherently unpredictable character of tax law development before ultimately deciding to exchange units for shares.
     Please consult with your own tax advisor regarding the tax ramifications to you of an exchange of units for shares and the holding and sale of units and shares.
Tax Consequences of Exchange of Units for Shares
     The following discussion summarizes some federal income tax considerations that may be relevant to a limited partner who exchanges his or her units for shares. Because the specific tax consequences to a limited partner exchanging units for shares will depend on the specific circumstances of that limited partner, we strongly urge each limited partner to consult his or her own tax advisors regarding the exchange of units for shares and the specific federal, state and local tax consequences in light of his or her own specific circumstances.
     General. An exchange of a limited partner’s units for shares will be treated as a sale of units by the limited partner to Roberts Realty. The sale will be fully taxable to the limited partner. He or she will realize for tax purposes an amount equal to the sum of the value of the shares received in exchange for the units, plus the amount of any liabilities of the operating partnership allocable to the exchanged units at the time of the exchange. He or she will owe tax on the excess of the amount realized over his or her tax basis in the exchanged units.
     Except as described below, any gain recognized upon a sale or other disposition of units will be treated pursuant to Section 741 of the Code as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a limited partner’s share of the operating partnership’s “unrealized receivables” or certain appreciated “inventory items” (both as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the operating partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include, but are not limited to, amounts that would be recaptured as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of a unit.

     Subject to the application of Section 751 as described above, in the case of units held for more than one year, gain recognized on their sale or other disposition will generally constitute long-term capital gain. Although long-term capital gains are generally taxed at rates which are lower than those applicable to ordinary income, all or a portion of the gain recognized on a sale or other disposition of units will be taxed at 25% rather than the normal rate applicable to long-term capital gains.
     For individuals, trusts and estates, the maximum rate of tax on the net capital (i.e., long-term capital gain less short-term capital loss) gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 15%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for “unrecaptured Section 1250 gain” (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that individuals, trusts and estates are subject to a 25% tax to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the units (the “25% Amount”). Provided that the units are held as a long-term capital asset, such unitholders would be subject to a maximum rate of tax of 15% of the difference, if any, between any gain on the sale or disposition of the units and the 25% Amount.
     Basis of Units. In general, a limited partner’s initial tax basis in his or her units received in connection with a merger of a predecessor of the operating partnership into the operating partnership was the limited partner’s basis in his or her interest in the predecessor partnership at the time of the merger. Generally, a limited partner’s initial tax basis is increased by:
•	his or her share of the operating partnership’s taxable income;

•	increases in his or her share of the operating partnership’s liabilities (including any increase in his or her share of liabilities occurring in the transactions resulting in the issuance of the units); and

•	his or her subsequent capital contributions to the operating partnership.
     Generally, a limited partner’s tax basis in his or her units is decreased, but not below zero, by:
•	his or her share of the operating partnership’s distributions;

•	decreases in his or her share of the operating partnership’s liabilities (including any decrease in his or her share of liabilities occurring in the transactions resulting in the issuance of the units);

•	his or her share of the operating partnership’s tax losses; and

•	his or her share of the operating partnership’s nondeductible expenditures that are not chargeable to capital.
UPREIT Structure
     In considering the federal income taxation of Roberts Realty and our shareholders, please note at the outset that we intend to continue to qualify as a REIT for federal income tax purposes and that we intend to conduct all of our business activities through the operating partnership. This structure may involve special tax considerations. These tax considerations include, but are not limited to, the following:
•	the allocation of income and expense items of the operating partnership and its subsidiary limited liability companies, which could affect the computation of our taxable income;

•	the status of the operating partnership and each applicable subsidiary limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation); and

•	the taking of actions by the operating partnership or any of its subsidiary limited liability companies that could adversely affect our qualification as a REIT.
     Qualification as a REIT involves satisfaction of a variety of conditions, and special rules apply to any would-be REIT that owns an interest in a partnership. The discussion in this section relates to the special rules applicable to organizations that own partnership interests. In general, unless the context dictates otherwise, the discussion under other sections relates to the general rules applicable to REIT qualification and to REITs and their shareholders, and references in those sections to our assets and/or income are intended to be read, in appropriate circumstances, as references to our share of the operating partnership’s assets and/or income.
     The entire discussion of our tax treatment and the federal income tax consequences of the ownership of our stock is based on the assumption that the operating partnership and all of its subsidiaries are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.” Neither the operating partnership nor any of its non-corporate subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes. Therefore, subject to the disclosure below, the operating partnership and each of its subsidiaries will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, as a disregarded entity for federal income tax purposes). Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation for tax purposes nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership,” and it does not derive at least 90% of its income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (a) the interests in which are traded on an established securities market or (b) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Interests in the operating partnership will not be traded on an established securities market. There is a significant risk, however, that the interests in the operating partnership could be considered readily tradable on the substantial equivalent of a secondary market.
     Treasury regulations under Section 7704 of the Code provide certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704. Although the operating partnership agreement includes certain provisions intended to prevent the units from being treated as readily tradable, there can be no assurance that such measures would be effective. In that event, the operating partnership could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” For purposes of determining whether the “qualifying income” exception is satisfied, the income requirements generally applicable to REITs and the definition of “qualifying income” under Section 7704 of the Code are similar in most key respects. There is, however, one significant difference. For purposes of the REIT requirements under Section 856 of the Code, rent from a tenant does not qualify as “rents from real property” if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). In contrast, under Section 7704 of the Code, rent from a tenant is not “qualifying income” if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if the operating partnership were treated as a publicly traded partnership, the operating partnership would meet the qualifying income exception and, therefore, maintain its classification as a partnership for federal income tax purposes.
     If the operating partnership were to be treated as a corporation for federal income tax purposes, most, if not all, of the tax consequences described in this prospectus would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in the operating partnership would exceed 5% of our assets, and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our stock could be adversely affected in a material way.
     Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Accordingly, our proportionate share of the assets and items of income of the operating partnership and of each subsidiary limited liability company of the operating partnership that is treated as a partnership or a disregarded entity for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have effective control over the operating partnership and all of the subsidiaries of the operating partnership that are treated as partnerships or disregarded entities for federal income tax purposes, and we intend to operate those entities in a manner that is consistent with our continued qualification as a REIT.

     Tax Allocations. All or substantially all of our income and expenses are anticipated to arise indirectly out of the operating partnership’s activities and the activities of its subsidiary entities. For federal income tax purposes, we will be required to account for our distributive share of the operating partnership’s tax items, which in general will consist of a fraction of each item allocated to all unitholders collectively. The fraction applicable would be the result of dividing the number of units we hold by the total number of outstanding units, except as provided in the following paragraphs.
     When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Under section 704(c) of the Code, income, gain, loss and deduction attributable to the contributed property must be allocated so that the contributing partner (rather than the other partners) bears the tax burden associated with the unrealized gain, or reaps the tax benefits associated with the unrealized loss, inherent in the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
     The operating partnership currently owns properties with value in excess of tax basis. Consequently, the operating partnership agreement requires tax allocations to be made in a manner consistent with section 704(c).
     Regulations under section 704(c) of the Code provide partnerships with a choice of several methods of accounting for the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. The available methods include the “traditional method,” which was available under prior law, and alternative methods. We have caused the operating partnership to elect the “traditional method,” which is generally the least favorable method from our perspective and the most favorable method for the contributors. Under that method, the operating partnership’s carryover basis in its contributed properties could cause us:
•	to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if each property had a tax basis equal to its fair market value at the time of contribution; and

•	to be allocated taxable gain in the event of a sale of a contributed property in excess of the economic or book income allocated to us as a result of the sale, with a corresponding benefit to other partners in the operating partnership. These allocations could, in some circumstances, cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements described below under “Requirements for Qualification — Annual Distribution Requirements.”
     An additional set of special allocation rules mirrors the section 704(c) allocation rules and for that reason are sometimes referred to as the “reverse section 704(c) rules.” Section 704(c) requires that contributed property be taken into account at fair market value in determining the contributing partners’ capital accounts, and thereafter special allocations with respect to the contributing partners are required to account for the unrealized gain or loss inherent in the contributed property. The reverse Section 704(c) rules permit a partnership to adjust the non-contributing partners’ capital accounts upwards or downwards to reflect the then-current fair market value of the partnership’s assets other than those being contributed, and thereafter special allocations with respect to the non-contributing partners are required to account for the unrealized gain or loss inherent in the partnership’s assets other than those being contributed.
     The operating partnership agreement permits us, as general partner, to elect application of the reverse section 704(c) rules. Because the operating partnership’s distributions to unitholders are in all events to be apportioned among the unitholders by reference to the numbers of units held by each of them, it is possible that the operating partnership’s allocations would not be valid for federal income tax purposes if there were a difference between the capital account balances associated with different units. Consequently, it is important that all units carry the same capital account balance. Because application of the reverse section 704(c) rules produces the same capital account balance for each unit, we have elected to apply those rules.

     As a result of the differences between (a) the fair market values of the contributed properties at the time of contribution and their adjusted tax bases at the time of contribution, (b) the allocations required by section 704(c), and (c) the reverse section 704(c) rules, our distributive share of the operating partnership’s tax items, which is employed in calculating taxable income generally, may differ from our proportionate share of the assets and income of the operating partnership, which is employed in testing for REIT qualification. We do not expect that any material adverse effect will be produced by this difference.
Federal Income Taxation of Roberts Realty
     The sections of the Code and the corresponding regulations that relate to the qualifications and operation of a REIT are highly technical and complex. We provide below the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under them, and administrative and judicial interpretations of them.
     General
     We elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with the partial year ended December 31, 1994. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in this manner. Our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code discussed below, including through our actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, we cannot provide any assurances that we have satisfied or will continue to satisfy those requirements to qualify as a REIT under the Code. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Failure to Qualify for Taxation as a REIT” below. The anticipated income tax treatment described in this section may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.
     In any year in which we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our shareholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially reduces the federal “double taxation” on earnings — once at the corporate level when earned and once again at the shareholder level when distributed — that generally results from investments in a corporation. Even if we qualify for taxation as a REIT, however, we will be subject to federal income tax as follows:
(1)	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

(2)	We may be required to pay the “alternative minimum tax” on our items of tax preference.

(3)	If we have (a) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on that income.

(4)	If we have net income from “prohibited transactions” (which are, in general, sales or other dispositions of property other than foreclosure property that is held primarily for sale to customers in the ordinary course of business), we will be required to pay a 100% tax on that income.

(5)	If we fail to satisfy either the 75% or the 95% gross income test discussed below but nonetheless maintain our qualification as a REIT because specified cure requirements have been met, we will be required to pay a 100% tax on an amount equal to (a) the greater of (x) the amount by which we fail the 75% gross income test or (y) the amount by which 95% of our gross income exceeds the amount of income qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

(6)	If we fail to satisfy any of the REIT asset tests discussed below but nonetheless maintain our qualification as a REIT because certain specified cure requirements have been met and we do not qualify for a de minimis exception, we will be required to pay a tax equal to the greater of (a) $50,000 or (b) an amount determined by multiplying the highest corporate tax rate by the net income generated by the nonqualifying assets for the period beginning on the first date of the failure and ending on the day we dispose of the nonqualifying assets (or otherwise satisfy the requirements for maintaining REIT qualification).

(7)	If we fail to satisfy one or more requirements for REIT qualification, other than the 75% or the 95% gross income test and the asset tests, as discussed below, but nonetheless maintain our qualification as a REIT because the violation is due to reasonable cause, we may be subject to a $50,000 penalty for each failure.

(8)	If we fail to distribute during each year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we will be required to pay a nondeductible 4% excise tax on the excess of the required distribution over the amounts actually distributed.

(9)	If we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the assets in our hands is determined by reference to the basis of asset (or any other property) in the hands of the C corporation and we do not elect to be taxed at the time of the acquisition, we will be subject to tax at the highest corporate rate on the resulting gain if we dispose of the asset during the ten-year period beginning on the date that we acquired that asset, to the extent of the excess of (a) the fair market value of the asset as of the date we acquired it over (b) our adjusted basis in the asset as of the date we acquired it.
     Requirements for Qualification
     To qualify as a REIT, we must elect to be so treated and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets, and distributions of income to shareholders.
     Organizational Requirements. The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)	that has the calendar year as its taxable year;

(6)	that is beneficially owned by 100 or more persons;

(7)	during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of attribution rules, by five or fewer shareholders who are natural persons or, in some cases legal entities; and

(8)	that meets certain other tests set forth in Section 856(c), including, but not limited to those described below regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.
     Our taxable year is the calendar year. We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (6) and (7) above. In addition, our organizational documents include restrictions regarding transfer of our shares that are intended, among other things, to assist us in continuing to satisfy those requirements. Those restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (6) and (7) above. If we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet condition (7) above, we will be treated as having met the requirement.
     Income and Asset Tests — In General; Proportionate Shares. In addition to satisfying the organizational requirements described above, an organization seeking to qualify as a REIT for federal income tax purposes must satisfy a variety of conditions relating to its income and assets. In the case of an organization which is a partner in a partnership, tax regulations provide that, for purposes of testing for qualification as a REIT, the organization will be deemed to own its proportionate share (determined by reference to its “capital interest” in the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, for these purposes the character of the assets and gross income of the partnership are considered to retain the same character in the hands of the partner as they have in the hands of the partnership.
     Measurement of the “capital interest” — and therefore the “proportionate share” — of a partner in a partnership for purposes of REIT qualification is somewhat uncertain. This is particularly true where, as is the case for us and the operating partnership, there are differences between the fair market values of contributed properties at the time of contribution and their adjusted tax bases at that time. As noted above under “UPREIT Structure — Tax Allocations,” however, we do not expect that any material adverse effect will be produced by this uncertainty or by any resulting difference between our distributive share of the tax items of the operating partnership, which is employed in calculating taxable income generally, and our proportionate share of the operating partnership’s assets and income, which is employed in testing for REIT qualification.
     Income Tests. To maintain qualification as a REIT, we must satisfy two gross income requirements annually.
•	First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from (a) investments relating to real property or mortgages on real property (including “rents from real property,” dividends from other qualifying REITs and, in certain circumstances, interest) or (b) from certain types of qualified temporary investments.

•	Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from (a) real property investments described above, (b) dividends, interest and gain from the sale or other disposition of stock or securities and (c) any combination of the foregoing.
     Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.
•	First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. An amount received or accrued, however, generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•	Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or direct or constructive owners of 10% or more of our shares, directly or constructively own 10% or more of that tenant.

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

•	Fourth, for rents we receive to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of that property, other than through an “independent contractor” from whom we derive no revenue or through a taxable REIT subsidiary.
We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of rooms or other space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. The presence of a de minimis amount of “impermissible services” with respect to a property will disqualify only the income from those activities and not all otherwise-qualifying income from the property. The amount received for impermissible services with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to the property (or, if services are available only to certain tenants, possibly with respect to such tenants).
     We generally do not intend to receive rent which fails to satisfy any of the above conditions. We believe that all or substantially all of our rental income will be qualifying income under the gross income tests, and that types of services provided by us will not cause our rental income to fail to be qualifying income under those tests. We will engage independent contractors to provide services that we believe we cannot provide directly without jeopardizing the qualification of our rents as “rents from real property.”
     If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under provisions of the Code. These relief provisions will generally be available if:
•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure, we file with the IRS a schedule describing each item of our gross income in accordance with applicable regulations.
It is not possible, however, to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As noted above under “Federal Income Taxation of Roberts Realty,” even if these relief provisions apply and we maintain our status as a REIT, we would have to pay a tax on our nonqualifying income.
     Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.
     Asset Tests. At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and composition of our assets.
(1)	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.

(2)	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

(3)	Except for securities described in (1) above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)	Except for securities described in (1) above, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5)	Except for securities described in (1) above and certain types of indebtedness that are not treated as securities for purposes of this test, we may not own more than 10% of the total value of the outstanding securities of any one issuer.
     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of security or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would fail to qualify as a REIT unless we are eligible to certain relief provisions discussed below.
     Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets:
•	does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000; and

•	we dispose of the nonqualifying assets or otherwise satisfy such tests within six months after the end of the quarter in which the failure to satisfy the asset tests is discovered, or such other period as set forth in the applicable tax regulations.
For a violation of any asset tests due to reasonable cause and not due to willful neglect and that is attributable to the ownership of assets the total value of which exceeds the de minimis exception described above, we may avoid disqualification as a REIT if:
•	we dispose of an amount of assets sufficient to cure the violation within the six-month period described above or such other period as prescribed under applicable regulations;

•	pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets; and

•	we file with the IRS a schedule describing each asset that caused the failure.
     We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and on a timely basis to take such actions as may be required to cure any noncompliance. We cannot provide any assurances, however, that these actions will always be successful. If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would fail to qualify as a REIT.
     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:
•	the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends-paid deduction and net capital gain and (b) 90% of our after tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income, over 5% of our REIT taxable income.
In addition, if we recognize gain on the disposition of any asset that we acquired from a C corporation in a carryover basis transaction during the ten-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 90% of such gain, net of tax, to the extent attributable to the excess of:
•	the fair market value of the asset as of the date we acquired it, over

•	our adjusted basis in that asset as of the date we acquired it.
     We generally must pay those distributions in the taxable year to which they relate. At our election, however, we may treat a distribution declared and paid after the end of the year as paid during that year for purposes of complying with the annual distribution requirements if the distribution is declared before we timely file our tax return for that year and paid not later than the date of the first regular dividend payment made after the declaration, but in not case later than 12 months after the end of that year. Any distribution that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in any of those months and paid during January of the following year, will be treated as both paid by us and received by our shareholders on December 31 of the year in which the distribution is declared. Even if we satisfy these distribution requirements, to the extent that we do not distribute all of our net capital gain or REIT taxable income, as adjusted, we will be taxed on the undistributed amount at regular capital gains or ordinary corporate tax rates.
     In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:
•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	any undistributed taxable income from prior periods.
     Under some circumstances, we may be permitted to remedy an inadvertent failure to meet the 90% distribution requirements for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. Even in those circumstances, however, we would be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends and would be subject to any applicable penalty provisions.
     We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. We anticipate that we will generally have sufficient cash or other liquid assets to enable us to satisfy the distribution requirements, in part because we expect that our REIT taxable income will generally be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. From time to time, however, we may not have sufficient cash or other liquid assets to meet the distribution requirements or to distribute the greater amount which may be necessary to avoid income and excise taxation, as a result of nondeductible expenditures (such as principal payments of indebtedness and capital expenditures) in excess of non-cash deductions or due to timing differences between:
•	the actual receipt of income and the actual payment of deductible expenses; and

•	the inclusion of that income and the deduction of those expenses in arriving at our taxable income.
If those timing differences occur, we may find it necessary to borrow funds or, if possible, to pay taxable stock dividends to meet the distribution requirements.
Failure to Qualify for Taxation as a REIT
     If we do not comply with one or more of the conditions required for qualifications as a REIT, other than the asset tests and the income tests that have specific relief provisions discussed above, we can avoid disqualification as a REIT by paying a penalty of $50,000 for each failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our shareholders and our earnings. In addition, all distributions to our shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. Unless we are entitled to relief under specific statutory provisions, we will be disqualified from taxation as a REIT not only for the year during which qualification was lost, but also for the four following years. We cannot predict whether or not in all circumstances we would be entitled to the statutory relief.

Taxation of Shareholders
     The following observations assume, as we anticipate, that each person who or which exchanges units for shares will be a fully taxable:
•	citizen or resident of the United States;

•	corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States; or

•	estate or trust, the income of which is taxed as United States income, regardless of its source.
     In particular, it is assumed that no exchanging unitholder will be a tax-exempt organization or a foreign individual or organization. As of the date of this prospectus, we are not aware of any shareholder who is a foreign individual or entity.
     Distributions Generally. As long as we qualify as a REIT, distributions made to shareholders out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will be taxable to our shareholders as ordinary income. Distributions from us will not be eligible for the dividends-received deduction for corporate shareholders. For purposes of determining whether distributions to holders of our common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock, if and when issued, and then to our common stock.
     To the extent that we make a distribution, other than capital gain dividends discussed below, in excess of our current or accumulated earnings and profits, the distribution to a shareholder will be treated first as a tax-free return of capital, reducing the shareholder’s tax basis in his or her shares (but not below zero), and the distribution in excess of the shareholder’s tax basis in his or her shares will be taxable as capital gain realized from the sale of his or her shares. Any distribution that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in any of those months and paid during January of the following year, will be treated as both paid by us and received by our shareholders on December 31 of the year in which the distribution is declared.
     We will be considered to have sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed to avoid imposition of the 4% excise tax discussed above under “Federal Income Taxation of Roberts Realty.” Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat as taxable dividends some distributions that would otherwise be characterized as tax-free returns of capital.
     Capital Gain Dividends; Designations of Undistributed Capital Gain. Dividends to shareholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the shareholder has held his or her shares. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.
     In addition, we are permitted to designate amounts of undistributed capital gain for inclusion in our shareholders’ taxable income despite their not having been distributed. The amounts will also remain taxed at our level, but our shareholders will be entitled to tax credits for the tax we pay. A shareholder will increase the basis in shares by the difference between the amount of capital gain included in the shareholder’s income and the amount of tax the shareholder is deemed to have paid. Our earnings and profits will be adjusted appropriately.
     Although long-term capital gains are generally taxed at rates that are lower than those applicable to ordinary income, all or a portion of our capital gain dividends will be taxed at 25% rather than the normal rate applicable to long-term capital gains.
     Passive Activity Loss and Investment Interest Limitations. Distributions from us and gain from the disposition of our shares will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against the income. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment interest limitation, except that capital gain dividends and amounts of undistributed capital gain designated by us for inclusion in our shareholders’ taxable income, generally will be excluded from investment income. Similarly, net capital gain from the disposition of our shares generally will be excluded from investment income.
     Dispositions of Shares. If a shareholder sells or disposes of his or her shares of our common stock, to a person other than us, the shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property he or she receives on the sale or other disposition and the adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the shareholder has held the common stock for more than one year. If, however, the shareholder recognizes loss upon the sale or other disposition of our common stock that he or she has held for six months or less, after applying certain holding period rules, the loss the shareholder recognizes will be treated as a long-term capital loss to the extent he or she received distributions from us which were required to be treated as long-term capital gains.
     Losses of Roberts Realty. Our shareholders will not be entitled to include any of our tax losses on their own federal income tax returns.
Backup Withholding
     We will report to our shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at a rate of 28%, with respect to dividends paid unless the shareholder:
•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number;

•	certifies as to no loss of exemption from backup withholding; and

•	otherwise complies with the applicable requirements of the backup withholding rules.
A shareholder who does not provide us with a correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability if proper documentation is supplied. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.
     Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining the exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a shareholder will be allowed as a credit against the shareholder’s federal income tax liability and may entitle the shareholder to a refund.

PLAN OF DISTRIBUTION
     This prospectus relates to the possible issuance of up to 2,595,078 shares of our common stock. We may issue these shares from time to time to the limited partners of the operating partnership in exchange for their units of partnership interest in the operating partnership. The registration of these shares does not necessarily mean that the limited partners will exchange their units and then offer or sell any of the shares.
     We will not receive any cash consideration when we issue the common stock to the limited partners in exchange for their units. Also, we will neither receive any of the proceeds when the limited partners sell those shares nor pay any underwriting discount or selling commission. However, our ownership interest in the operating partnership will increase when we issue common stock to the limited partners in exchange for their units. We will pay all expenses incurred to register the common stock offered by this prospectus.
LEGAL MATTERS
     Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia, has provided its opinion as to the validity of the offered securities and as to certain tax matters described under the heading “Material United States Federal Income Tax Considerations.”
EXPERTS
     Our audited financial statements and schedules as of and for the years ended December 31, 2006 and December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Reznick Group, P.C., our independent registered public accounting firm, as stated in its report and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus forms a part and the exhibits to the registration statement. Statements about or references to any contract or other document in this prospectus are not necessarily complete, and in each instance we refer you to the copy of that contract or other document filed as an exhibit to the registration statement. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended:

1.	our Annual Report on Form 10-K for the year ended December 31, 2007;

2.	our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2008, June 30, 2008 and September 30, 2008, Amendment No. 1 to our Quarterly Report on Form 10-Q for the three month period ended March 31, 2008 filed on June 12, 2008 and Amendment No. 2 to our Quarterly Report on Form 10-Q for the three month period ended March 31, 2008 filed on November 25, 2008;

3.	our Current Reports on Form 8-K filed on January 25, 2008, February 8, 2008, April 22, 2008, May 2, 2008, June 12, 2008, June 24, 2008, July 25, 2008, August 27, 2008, September 8, 2008, September 11, 2008, September 19, 2008, November 17, 2008, December 3, 2008, December 12, 2008, December 19, 2008, December 24, 2008, December 31, 2008, January 13, 2009 and January 29, 2009;

4.	our Proxy Statement filed on August 29, 2008; and

5.	the description of our common stock included in our Form 10-SB/A No. 4 Registration Statement filed on July 26, 1996, including any amendments or reports filed to update that description.
     We are also incorporating by reference all additional documents that we may file with the SEC under Sections 13(a), 13 (c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide a copy of any or all of the documents, excluding exhibits unless we have specifically incorporated by reference the exhibits in this prospectus, without charge, to each person to whom this prospectus is delivered, upon written or oral request to:
Roberts Realty Investors, Inc.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
Attention: Corporate Secretary
(770) 394-6000

Exhibit A
NOTICE OF REDEMPTION
     The undersigned Limited Partner hereby (i) demands that Roberts Properties Residential, L.P. (the “Partnership”) redeem                      Units in the Partnership in accordance with the terms of section 6.7 of the Partnership’s partnership agreement (“Section 6.7”) and the Redemption Right described therein, (ii) surrenders such Units and all right, title and interest therein, and (iii) directs (x) that the Cash Amount deliverable upon consummation of such redemption of the subject Units be delivered to the address specified below, or (y) if REIT Shares are to be delivered on consummation of the purchase of such Units, that such REIT Shares be issued in the name(s) specified below and be delivered to the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of rights and interests of any other person (other than pursuant to Section 6.7), (b) has the full right, power, and authority to surrender such Units for redemption or purchase as contemplated by Section 6.7 and to consummate such redemption or purchase, (c) has obtained the consent or approval of all person or entities, if any, having the right to consent to or approve such surrender or such consummation; and (d) resides at the address specified below.
     This the                      day of                     ,                     .

Name of Limited Partner:

(Please Print)

(Signature of Limited Partner)

(Street Address)

	(City)	(State)	(Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name and Address:

Please insert social security or other
Taxpayer identification number:

Roberts Realty Investors, Inc.
2,595,078 Shares
Common Stock

PROSPECTUS

                    , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, all of which will be paid by us in connection with the issuance and distribution of our securities being registered. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$5,933.04
NYSE Alternext US listing fee	45,000.00
Printing expenses	4,000.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	1,000.00
Miscellaneous expenses	500.00

Total	$66,433.04

ITEM 15. Indemnification of Directors and Officers.
     Our officers and directors are and will be indemnified under Georgia law, our bylaws, and the partnership agreement of the operating partnership against some liabilities.
     As permitted by the Georgia Business Corporation Code, our articles of incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director, except that the provision shall not eliminate or limit the liability of a director:
•	for any appropriation, in violation of his duties, of any of our business opportunities;

•	for acts or omissions that involve intentional misconduct or a knowing violation of law;

•	for unlawful corporate distributions; or

•	for any transaction from which the director received an improper personal benefit.
     Under our bylaws, we are required to indemnify to the fullest extent permitted by the Georgia Business Corporation Code, any individual made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. We are required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:
(a)	the person furnishes us a written affirmation of his good faith belief that he has met the standard of conduct described above, and

(b)	the person furnishes us a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.
     The written undertaking required by clause (b) above must be an unlimited general obligation of the person, but need not be secured, and may be accepted without reference to financial ability to make repayment. The Georgia Business Corporation Code does not permit a corporation to indemnify a director:
•	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

•	in connection with any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

     The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in our bylaws are not exclusive of any other right which any person may have under any statute, provision of the articles of incorporation, provision of the bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.
     Under the operating partnership agreement, the operating partnership is required to indemnify any person made a party to a proceeding by reason of his or its status as the general partner or as a director or officer of the operating partnership or of Roberts Realty, or by reason of the person’s liability for any indebtedness of the operating partnership. In addition, as the general partner of the operating partnership, we may designate other persons from time to time whether before or after the event giving rise to potential liability, to be indemnified under the provisions of the partnership agreement. The operating partnership is required to indemnify any such person from and against any and all losses, including attorneys’ fees and other legal fees and expenses, relating to the operations of the operating partnership or Roberts Realty in which the person may be or is threatened to be involved unless it is established that:
•	the act or omission of the person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.
     The operating partnership shall pay or reimburse reasonable expenses incurred by the person upon receipt by the operating partnership of:
(a)	a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met; and

(b)	a written undertaking by or on behalf of the person to repay the amount if it is ultimately determined that the person did not meet the standard of conduct.
     The operating partnership may, but is not obligated to, purchase and maintain insurance for any of these purposes.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Roberts Realty and/or the operating partnership under the foregoing provisions, we have been informed that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 16. Exhibits.
     All exhibits contained in the following Index to Exhibits that are designated with an asterisk are incorporated into this registration statement on Form S-3 by reference in our initial Registration Statement on Form 10-SB filed with the SEC on March 22, 1996; the applicable exhibit number in that Registration Statement is provided beside the asterisk.

Exhibit No.	Description

4.1	Agreement of Limited Partnership of Roberts Properties Residential, L.P., dated as of July 22, 1994. [* 3.1]

4.1.1	First Amended and Restated Agreement of Limited Partnership of Roberts Properties Residential, L.P., dated as of October 1, 1994, as amended. [* 3.1.1]

4.1.2	Amendment #1 to First Amended and Restated Agreement of Limited Partnership of Roberts Properties Residential, L.P., dated as of October 13, 1994. [* 3.1.2]

Exhibit No.	Description

4.1.3	Amendment #2 to First Amended and Restated Agreement of Limited Partnership of Roberts Properties Residential, L.P. [Incorporated by reference to Exhibit 10.1 in our Registration Statement on Form S-3 filed July 8, 1999, registration number 333-82453.]

4.2	Certificate of Limited Partnership of Roberts Properties Residential, L.P. filed with the Georgia Secretary of State on July 22, 1994. [* 3.2]

4.2.1	Certificate of Merger filed with the Georgia Secretary of State on October 13, 1994, merging Roberts Properties River Oaks, L.P.; Roberts Properties Rosewood Plantation, L.P.; Roberts Properties Preston Oaks, L.P.; and Roberts Properties Highland Park, L.P. with and into Roberts Properties Residential, L.P. (1994 Consolidation). [* 3.2.1]

4.2.2	Certificate of Merger filed with the Georgia Secretary of State on March 24, 1995, merging Roberts Properties Holcomb Bridge, L.P. with and into Roberts Properties Residential, L.P. (Holcomb Bridge Merger). [* 3.2.2]

4.2.3	Certificate of Merger filed with the Georgia Secretary of State on May 16, 1995, merging Roberts Properties Plantation Trace, L.P. with and into Roberts Properties Residential, L.P. (Plantation Trace Merger). [* 3.2.3]

4.2.4	Certificate of Merger filed with the Georgia Secretary of State on September 27, 1995, merging Roberts Properties-St. Simons, L.P. with and into Roberts Properties Residential, L.P. (Windsong Merger). [* 3.2.4]

4.2.5	Certificate of Merger filed with the Georgia Secretary of State on March 21, 1996, merging Roberts Properties Bentley Place, L.P. with and into Roberts Properties Residential, L.P. (Bentley Place Merger). [Incorporated by reference to Exhibit 4.2.5 in our quarterly report on Form 10-QSB for the quarter ended June 30, 1996.]

4.2.6	Certificate of Merger filed with the Georgia Secretary of State on June 26, 1996, merging The Crestmark Club, L.P. with and into Roberts Properties Residential, L.P. (Crestmark Merger). [Incorporated by reference to Exhibit 4.2.6 in our quarterly report on Form 10-QSB for the quarter ended June 30, 1996.]

4.2.7	Certificate and Articles of Merger filed with the Georgia Secretary of State on April 1, 1997 merging Roberts Properties Management, L.L.C. with and into Roberts Properties Residential, L.P. [Incorporated by reference to Exhibit 4.2.7 in our current report on Form 8-K dated April 1, 1997.]

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to the legality of the common stock being registered.

8.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to tax matters.

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.2	Consent of Reznick Group, P.C.

24.1	Power of Attorney. [Incorporated by reference to Exhibit 24.1 contained in signature page of our Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-82453) filed with SEC on January 29, 2009.]

ITEM 17. Undertakings.
          (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(iii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 13, 2009.

ROBERTS REALTY INVESTORS, INC.
By:	/s/ Charles S. Roberts
Charles S. Roberts
Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Charles S. Roberts and Charles R. Elliott, and each one of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits thereto and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the SEC and hereby ratify and confirm all that the attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles S. Roberts Charles S. Roberts	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 13, 2009

/s/ Charles R. Elliott Charles R. Elliott	Chief Financial Officer, Secretary, Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	March 13, 2009

* John L. Davis	Director	March 13, 2009

* Wm. Jarell Jones	Director	March 13, 2009

Ben A. Spalding	Director

*By:	/s/ Charles R. Elliott	March 13, 2009
Attorney-in-fact
Charles R. Elliott